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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 2)*


                             1-800 Flowers.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    68243Q106
              ----------------------------------------------------
                                 (CUSIP Number)


                                 January 1, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



SEC 1745 (3-98)

                                  SCHEDULE 13G


ISSUER: 1-800 Flowers.com, Inc.                             CUSIP NO.: 68243Q106

--------------------------------------------------------------------------------
   1.   Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        J.P. Morgan Partners (SBIC), LLC
        13-337-6808
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
   2.   Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
            --------------------------------------------------------------------
        (b)
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
   3.   SEC Use Only
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
   4.   Citizenship or Place of Organization   Delaware
                                               ---------------------------------
--------------------------------------------------------------------------------
                           5.   Sole Voting Power 3,896,624 (includes options to
                                                  purchase 35,000 Shares)
                                                  ------------------------------
                        --------------------------------------------------------
                           6.   Shared Voting Power
  Number of Shares                                  ----------------------------
  Beneficially          --------------------------------------------------------
  Owned by Each            7.   Sole Dispositive Power  3,896,624 (includes
  Reporting Person                                      options to purchase
  With:                                                 35,000 Shares)
                                                        ------------------------
                        --------------------------------------------------------
                           8.   Shared Dispositive Power
                                                          ----------------------
                        --------------------------------------------------------
--------------------------------------------------------------------------------
   9.   Aggregate Amount Beneficially Owned by Each
        Reporting Person                            3,896,624 (includes options
                                                    to purchase 35,000 Shares)
                                                    ----------------------------
--------------------------------------------------------------------------------
  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                      ----------------------------------------------------------
--------------------------------------------------------------------------------
  11.   Percent of Class Represented by Amount in Row (9)  13.7%
                                                           ---------------------
--------------------------------------------------------------------------------
  12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
  CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



SEC 1745 (3-98)

                                  SCHEDULE 13G


ISSUER: 1-800 Flowers.com, Inc.                             CUSIP NO.: 68243Q106


PRELIMINARY NOTE: The information contained in this Schedule 13G has been amended to reflect the change in the name and controlling persons of the Reporting Person as well as to report Options that were not previously reported.

ITEM 1.

          (a)  NAME OF ISSUER:

               1-800 Flowers.com, Inc.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1600 Stewart Avenue
               Westbury, NY  15590

ITEM 2.

          (a)  NAME OF PERSON FILING:

               J.P. Morgan Partners (SBIC), LLC

               Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               1221 Avenue of the Americas
               New York, New York 10020

          (c)  CITIZENSHIP:

               Delaware

          (d)  TITLE OF CLASS OF SECURITIES (OF ISSUER):

               Common Stock

          (e)  CUSIP NUMBER:
               68243Q106


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. SS. 240. 13d-1(b) OR 240. 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.


ITEM 4.  OWNERSHIP

          (a)  AMOUNT BENEFICIALLY OWNED:

               3,896,624 (includes options to purchase 35,000 shares)

          (b)  PERCENT OF CLASS:

               13.7% (as of December 31, 2002)




SEC 1745 (3-98)

                                  SCHEDULE 13G


ISSUER: 1-800 Flowers.com, Inc.                             CUSIP NO.: 68243Q106



          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)    3,896,624(includes options to purchase 35,000 shares)
              (ii)   Not applicable.
              (iii)  3,896,624 (includes options to purchase 35,000 shares)
              (iv)   Not applicable.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

               Not applicable.


ITEM 10. CERTIFICATION

               Not applicable











SEC 1745 (3-98)

                                  SCHEDULE 13G


ISSUER: 1-800 Flowers.com, Inc.                             CUSIP NO.: 68243Q106



                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2003

                                        J.P. MORGAN PARTNERS (SBIC), LLC


                                        By: /s/ Jeffrey C. Walker
                                            ----------------------------------
                                            Name:   Jeffrey C. Walker
                                            Title:  President













SEC 1745 (3-98)